Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Second Quarter 2018 Financial Results

Columbia, MD. July 31, 2018. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended June 30, 2018.
Overview:

•	Revenue of $133.7 million for second quarter of 2018 compared to $131.2 million for second quarter of 2017

•	Gross profit of $22.6 million for second quarter of 2018 compared to 22.4 million for second quarter of 2017

•	Diluted earnings per share of $0.22 for second quarter of 2018 compared to $0.35 per share for second quarter of 2017 (includes restructuring charges of $0.11 per share in the second quarter of 2018)

"In the second quarter of 2018, GP Strategies had higher revenue and gross profit compared to the second quarter of 2017," stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. "We achieved these results with a strong contribution from our engineering and technical services practice which reported revenue growth of 11% or $3.0 million in the second quarter. We are pleased with the traction we are seeing as a result of our investment in business development efforts and the centralization of our sales organization. Our revenue and gross profit increase in the quarter was offset by a decline in UK job skills training services due to the previously discussed funding changes by the UK government for their apprenticeship programs. We are however adapting to these changes and have added new apprenticeship programs to our portfolio and expect that in 2019, our revenues in that business should return to levels more comparable to prior years. In addition, we are excited about the previously announced acquisition of IC Axon which is part of our long term strategy of growing revenues in the life sciences and pharmaceutical industry to become a major vertical of the Company."

The Company's revenue increased $2.5 million or 2% during the second quarter of 2018 compared to the same quarter in 2017. The revenue growth was primarily attributable to a $4.2 million or 5.6% increase in the Workforce Excellence segment, partially offset by a $1.7 million or 3.1% decline in the Business Transformation Services segment. Gross profit was $22.6 million, or 16.9% of revenue, second quarter of 2018 compared to $22.4 million, or 17.1% of revenue, in the second quarter of 2017.

Operating income decreased $3.4 million to $5.7 million for the second quarter of 2018 from $9.1 million for the second quarter of 2017. The decrease in operating income is primarily due to the following: (i) a $1.3 million increase in G&A expenses primarily due to an increase in bad debt expense and increased legal fees related to acquisitions; (ii) a $0.6 million increase in sales and marketing expense due to investment in business development; and (iii) $2.5 million, or $0.11 per share, of restructuring charges during the second quarter of 2018 in connection with the Company's restructuring plan initiated in the fourth quarter of 2017. The restructuring charges consisted of facility consolidation charges totaling $1.3 million and severance of $1.2 million. The decreases in operating income were offset by a $1.0 million increase in the gain on change in fair value of contingent consideration for previously completed acquisitions.

Interest expense decreased to negative $0.2 million for the second quarter of 2018 compared to $0.5 million for the second quarter of 2017 primarily due to a $1.0 million reversal of an interest accrual related to contingent interest associated with unremitted value-added tax (VAT) from prior year client billings which was favorably settled during the second quarter of 2018. Other expense increased $0.9 million during the second quarter of 2018 primarily due to an increase in foreign currency losses.

Income tax expense was $1.3 million, or a 27.1% effective tax rate, for the second quarter of 2018 compared to $2.6 million, or a 30.7% effective tax rate, for the second quarter of 2017. The decrease in the effective income tax rate in 2018 compared to 2017 is primarily due to a decrease in the U.S. statutory tax rate from 35% to 21% under the Tax Cuts and Jobs Act that was enacted on December 22, 2017.

Net income was $3.6 million, or $0.22 per share, for the second quarter of 2018 compared to $5.9 million, or $0.35 per share, for the second quarter of 2017. Excluding special items during the quarter, adjusted earnings were $0.34 per share for the second quarter of 2018 compared to $0.41 per share for the second quarter of 2017.

Balance Sheet and Cash Flow Highlights
As of June 30, 2018, the Company had cash of $14.1 million compared to $23.6 million as of December 31, 2017. The Company had $40.0 million of long-term debt outstanding as of June 30, 2018. In addition, the Company had $61.8 million of short-term borrowings outstanding and $33.0 million of available borrowings under its line of credit as of June 30, 2018.

Cash provided by operating activities was $7.1 million for the six months ended June 30, 2018 compared to $19.8 million for the same period in 2017. During the six months ended June 30, 2018 and 2017, the Company repurchased approximately 313,000 and 101,000 shares, respectively, of its common stock in the open market for a total cost of approximately $7.3 million and $2.4 million, respectively. As of June 30, 2018, there was approximately $4.5 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call and webcast for 10:00 a.m. Eastern Time on July 31, 2018. Prepared remarks regarding the company’s financial and operational results will be followed by a question and answer period with GP Strategies’ executive management team.
The conference call may be accessed via webcast at:
https://services.choruscall.com/links/gpx180731.html or by calling +1 (866) 777-2509 within the US, or +1 (412) 317-5413 internationally, and requesting the “GP Strategies Conference.” The presentation slides broadcast via the webcast will also be available on the Investors section of GP Strategies’ website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at http://dpregister.com/10122498.

The webcast will be archived on the Investors section of GP Strategies’ website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10122498.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted EPS and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2018	2017	2018	2017

Revenue	$133,691	$131,161	$258,723	$253,608
Cost of revenue	111,118	108,726	218,471	211,785
Gross profit	22,573	22,435	40,252	41,823
General and administrative expenses	14,121	12,777	27,980	25,376
Sales and marketing expenses	1,106	461	1,831	856
Restructuring charges	2,495	—	2,930	—
Gain (loss) on change in fair value of contingent consideration, net	894	(96)	3,446	101
Operating income	5,745	9,101	10,957	15,692
Interest expense	(150)	534	536	972
Other expense	988	107	1,152	182
Income before income tax expense	4,907	8,460	9,269	14,538
Income tax expense	1,332	2,597	3,062	4,589
Net income	$3,575	$5,863	$6,207	$9,949

Basic weighted average shares outstanding	16,510	16,717	16,565	16,729
Diluted weighted average shares outstanding	16,601	16,833	16,657	16,837
Per common share data:
Basic earnings per share	$0.22	$0.35	$0.37	$0.59
Diluted earnings per share	$0.22	$0.35	$0.37	$0.59

Other data:
Adjusted EBITDA(1)	$11,768	$13,908	$19,611	$23,663
Adjusted EPS (1)	$0.34	$0.41	$0.47	$0.67

(1)
The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2018	2017	2018	2017
Revenue by segment (2):
Workforce Excellence	$80,256	$76,032	$154,687	$147,575
Business Transformation Services	53,435	55,129	104,036	106,033
Total revenue	$133,691	$131,161	$258,723	$253,608

Gross profit by segment (2):
Workforce Excellence	$15,009	$14,035	$26,118	$27,042
Business Transformation Services	7,564	8,400	14,134	14,781
Total gross profit	$22,573	$22,435	$40,252	$41,823

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(2,281)	$15,640	$7,125	19,758
Capital expenditures	(1,144)	(1,244)	(1,514)	(1,769)
Free cash flow	$(3,425)	$14,396	$5,611	17,989

(2)
As of June 30, 2018, we operated through two reportable business segments: (i) Workforce Excellence and (ii) Business Transformation Services. In December 2017, we announced a new organizational structure and plan to improve operating results by increasing organic growth and reducing operating costs. Effective January 1, 2018, we re-organized into two operating segments aligned by complementary service lines and supported by a new business development organization aligned by industry sector. The Workforce Excellence segment includes the majority of the former Learning Solutions and Professional & Technical Services segments. The Business Transformation Services segment includes the majority of the former Performance Readiness Solutions and Sandy Training & Marketing segments. Certain business units transferred between the former operating segments to better align with the service offerings of the two new segments. We have reclassified the segment financial information herein for the prior year periods to reflect the changes in our segments and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (3)
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2018	2017	2018	2017
Net income	$3,575	$5,863	$6,207	$9,949
Interest expense	(150)	534	536	972
Income tax expense	1,332	2,597	3,062	4,589
Depreciation and amortization	1,919	1,763	3,761	3,206
EBITDA	6,676	10,757	13,566	18,716
Adjustments:
Non-cash stock compensation expense	1,125	1,734	2,534	$3,192
Restructuring charges	2,495	—	2,930	$—
(Gain) loss on change in fair value of contingent consideration, net	(894)	96	(3,446)	(101)
ERP implementation costs	1,206	1,150	2,610	$1,692
Foreign currency transaction losses	1,160	171	1,417	$164
Adjusted EBITDA	$11,768	$13,908	$19,611	$23,663

(3)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items such as restructuring charges. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (4)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2018	2017	2018	2017
Diluted earnings per share	$0.22	$0.35	$0.37	$0.59
Restructuring charges	0.11	—	0.13	—
(Gain) loss on change in fair value of contingent consideration, net	(0.04)	—	(0.15)	—
ERP implementation costs	0.05	0.05	0.11	0.07
Foreign currency transaction losses	0.05	0.01	0.06	0.01
Reversal of contingent interest accrual on unremitted VAT payments	(0.05)	—	(0.05)	—
Adjusted EPS	$0.34	$0.41	$0.47	$0.67

(4)
Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, system implementation costs, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain or loss on the change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$14,134	$23,612
Accounts and other receivables	110,122	119,335
Unbilled revenue	45,527	42,958
Prepaid expenses and other current assets	14,664	14,212
Total current assets	184,447	200,117
Property, plant and equipment, net	5,501	5,123
Goodwill and other intangible assets, net	190,897	153,198
Other assets	8,250	6,569
Total assets	$389,095	$365,007

Current liabilities:
Short-term borrowings	$61,823	$37,696
Current portion of long-term debt	12,000	12,000
Accounts payable and accrued expenses	72,893	78,280
Deferred revenue	18,694	22,356
Total current liabilities	165,410	150,332
Long-term debt	28,000	16,000
Other noncurrent liabilities	9,601	10,621
Total liabilities	203,011	176,953
Total stockholders’ equity	186,084	188,054
Total liabilities and stockholders’ equity	$389,095	$365,007

© 2018 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925